UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2005

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2005, our wholly owned subsidiary, Stratus Properties Operating Co., L.P., entered into an Agreement of Sale and Purchase (“Purchase Agreement”) with Advanced Micro Devices, Inc. (“Purchaser”), under which we have agreed to sell approximately 58 acres at our Lantana property in Travis County, Texas, for total consideration of approximately $21.25 million. In addition, upon closing under the terms of the Purchase Agreement, we have agreed to grant to Purchaser three independent options to purchase any or all of three additional tracts at Lantana (approximately 100 acres in the aggregate). Each of the three options will be granted for initial terms ranging from two to four years. Prior to expiration of each option, Purchaser will have successive annual options to extend each option for periods ranging from one to three years. All options will expire no later than five years after the sale of the 58 acre tract.

Purchaser has deposited $4 million in an escrow account, which will be credited to the purchase price payable at closing. Both parties have agreed to a review period during which Purchaser shall have the right to inspect the land and conduct due diligence and may elect to terminate the Purchase Agreement. The Purchase Agreement contains customary covenants, representations and warranties. Subject to certain conditions, including obtaining a site development permit and a building permit from the City of Austin, the sale is expected to close during the first half of 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
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John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date: November 30, 2005